Exhibit 99

Press Release

April 30, 2009

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RESULTS FOR 1st QUARTER OF 2009

West Des Moines, IA – West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc. (“WB Capital”), reports first quarter 2009 net income of $2,941,000, compared to net income of $1,374,000 for the first quarter of 2008.  Common stock earnings per share for the first quarter of 2009, after a preferred stock dividend of $450,000, were $0.14 compared to $0.08 for the first quarter of 2008.  The return on average equity and return on average assets were 7.84 percent and 0.75 percent, respectively, for the first quarter of 2009, and 4.54 percent and 0.42 percent, respectively, for the first quarter of 2008.

Since the end of the first quarter 2008, deposits at West Bank have increased about 35% to approximately $1.2 billion.  West Bank believes this deposit growth is driven in significant part by its attractive account offerings, customer concern about the general economy, the significant decline in the stock market, and the increase in the FDIC deposit insurance limit.  During periods of economic uncertainty, such as the present, people tend to put more of their money in strong banks rather than other investment options.  West Bank also believes that a portion of the recent deposit increase could move out of the bank once its customers conclude that other investment or consumption options are again attractive.  Accordingly, West Bank has invested a significant portion of the increased deposits in Federal funds sold.

First quarter 2009 net interest income was $9,937,000, or $61,000 higher than the first quarter of last year.  However, the net interest margin was 2.87 percent or 51 basis points lower.  The net interest margin has declined because of the short-term investments discussed above.

Noninterest income for the first quarter of 2009 was $495,000 higher than the same quarter last year, primarily because $840,000 was received from bank-owned life insurance due to the death of a bank officer.  Investment advisory fees were $522,000 lower than the first quarter of last year primarily due to the significant decline in the value of equity securities under management.  Gains from the sales of residential mortgages were $298,000 compared to $85,000 last year as a result of the lower interest rate environment which has created a refinancing opportunity for many borrowers.  During the first quarter of 2009, West Bank incurred impairment losses totaling $1,380,000 which represented new impairment charges on two trust preferred securities.  The bank holding companies that issued these securities have incurred losses to the extent that they are now undercapitalized.  This has created doubt as to the ability for West Bank to receive all of the principal and interest due on these securities.  West Bank holds six additional trust preferred securities with a cost of $4,200,000 that had a fair value of $2,000,000 at the end of the quarter.  If any of those issuing companies experience financial difficulties to the point they are no longer well capitalized, further impairment losses may be incurred.  The remaining impairment charge for the quarter of $35,000 was an additional charge for the unit investment trust held by the holding company that was originally deemed to be impaired last year.  Gains totaling $1,453,000 were recognized from the sale of investment securities during the first quarter of 2009, compared to $5,000 for the same period last year.

Noninterest expenses for the first quarter of 2009 were $738,000 higher than the first quarter of last year.  The FDIC insurance expense was $421,000 higher.  In the first quarter of 2008, West Bank, like most banks in the country, had a credit that was used to offset a portion of this expense.  That credit has been used and West Bank now pays the full FDIC insurance premium.  The FDIC has proposed a one-time special assessment to help restore the Deposit Insurance Fund.  At this time it is anticipated the special assessment will be 10 basis points of total deposits held by West Bank, although it could be as high as 20 basis points.  The impact of this special assessment would be an additional expense of approximately $1,200,000 to $2,400,000, depending on the final assessment rate.  If this special assessment is approved by the FDIC, the additional expense would be recorded in the second quarter.  Charitable contribution expense for the first quarter of 2009 totaled $200,000 compared to $36,000 for the first quarter of last year.  The contribution expense this quarter represented a portion of the proceeds received from the bank-owned life insurance proceeds.  The Company does not anticipate funding additional contribution expenses for the remainder of 2009.

Loans grew by $21,680,000 during the first quarter of 2009 and are $116,591,000 higher than a year ago.  Much is written in the press discussing whether or not banks receiving funds under the Capital Purchase Program are loaning out those funds in their communities.  While it is difficult to specifically track funds that move in and out of a bank, it is reasonable to say that West Bank has put a significant portion of the proceeds from the sale of preferred stock to the Treasury Department out in the community by the amount of loan growth in the first quarter.  Due to economic conditions, the number of loan applications are decreasing and many borrowers are trying to reduce the amount of debt they have outstanding in order to reduce their interest expense.  It is unlikely that West Bank’s loan growth in the next couple of quarters will be as great as it was in the first quarter.

The provision for loan losses for the first quarter of 2009 was $3,500,000.  This is $500,000 more than the fourth quarter of 2008, but $2,100,000 lower than the first quarter of last year.  The economy has not indicated an upturn is yet in sight.  Businesses involved in real estate, both commercial and residential, continue to struggle.  Other businesses such as restaurants and retailers also are experiencing slower sales.

Non-performing assets were $44,083,000 at March 31, 2009, compared to $35,762,000 at the end of 2008 and $13,396,000 at March 31, 2008.  The first quarter 2009 increase in non-performing assets was primarily due to two real estate developers with loans totaling approximately $6,500,000.  Other Real Estate Owned totaled $3,260,000 and loans 90 days past due and still accruing interest totaled $569,000.  The allowance for loan losses as a percent of total loans was 1.61 percent as of March 31, 2009, compared to 1.40 percent at the end of 2008 and 1.42 percent a year ago.  Non-performing assets as a percentage of total assets at March 31, 2009, was 2.73 percent compared to 2.30 percent at 2008 year end and 1.00 percent a year ago.

At March 31, 2009, the Company’s capital ratios, all of which exceed the requirement to be considered well-capitalized, were as follows:
Tier 1 leverage ratio	9.7%
Tier 1 risk-based capital ratio	12.3%
Total risk-based capital ratio	13.5%

As previously announced, on April 15, 2009, the Board of Directors of West Bancorporation, Inc. declared a regular quarterly cash dividend of $0.01 per share of outstanding common stock payable on May 13, 2009, to shareholders of record on April 27, 2009.

Also on April 15, 2009, the Board authorized a dividend payment of $450,000 on its preferred stock, Series A, which is owned by the Treasury Department under the Capital Purchase Program.  This dividend will be paid on May 15, 2009.

The Company filed its first quarter Form 10-Q with the Securities and Exchange Commission today.  It is available on the Investor Relations section of the Company’s website at www.westbankiowa.com.

The Company will discuss its results for the first quarter of 2009 during a conference call scheduled for 2:00 p.m. central time today, Thursday, April 30, 2009.  The telephone number for the conference call is 800-860-2442.  A recording of the call will be available until May 15, 2009, at 877-344-7529, pass code: 426991.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa.  Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses.  West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area.  WB Capital Management Inc., also a wholly-owned subsidiary of West Bancorporation, Inc., has offices in West Des Moines and Coralville.  It provides portfolio management services to retirement plans, corporations, public funds, mutual funds, foundations, endowments, and high net worth individuals.

The information contained in this press release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratios.  Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “intends,” “should,” or “anticipates,” or similar references or references to estimates or similar expressions.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board; changes in the Treasury’s Capital Purchase Program; and customers’ acceptance of the Company’s products and services.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (unaudited)
(in thousands, except per share data)

	March 31,	March 31,
CONSOLIDATED STATEMENTS OF CONDITION	2009	2008
Assets
Cash and due from banks	$28,753	$50,357
Short-term investments	213,423	45,494
Securities	184,574	166,722
Loans held for sale	984	1,597
Loans	1,122,415	1,005,824
Allowance for loan losses	(18,015)	(14,260)
Loans, net	1,104,400	991,564
Goodwill and other intangible assets	26,179	26,885
Bank-owned life insurance	24,806	24,533
Other assets	29,194	25,789
Total assets	$1,612,313	$1,332,941

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$202,766	$204,690
Interest-bearing
Demand	117,671	80,537
Savings	266,529	233,270
Time of $100,000 or more	322,684	209,650
Other time	284,555	155,704
Total deposits	1,194,205	883,851
Short-term borrowings	110,128	143,058
Long-term borrowings	145,619	173,369
Other liabilities	11,035	13,323
Stockholders' equity	151,326	119,340
Total liabilities and stockholders' equity	$1,612,313	$1,332,941

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low
2009
1st quarter	$0.14	$0.08	$12.40	$4.36

2008
1st quarter	$0.08	$0.16	$14.43	$11.71
2nd quarter	0.26	0.16	13.48	8.63
3rd quarter	(0.02)	0.16	16.21	7.30
4th quarter	0.12	0.16	13.50	8.67

(1)  The prices shown are the high and low sale prices for the Company's common stock, which trades on the NASDAQ Global Select Market, under the symbol WTBA.  The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued) (unaudited)
(in thousands, except per share data)

	Three months ended
	March 31,
CONSOLIDATED STATEMENTS OF INCOME	2009	2008
Interest income
Loans	$15,022	$16,377
Securities	1,837	2,326
Other	103	160
Total interest income	16,962	18,863

Interest expense
Deposits	5,265	5,972
Short-term borrowings	91	1,293
Long-term borrowings	1,669	1,722
Total interest expense	7,025	8,987

Net interest income	9,937	9,876
Provision for loan losses	3,500	5,600
Net interest income after provision for loan losses	6,437	4,276

Noninterest income
Service charges on deposit accounts	969	1,046
Trust services	180	194
Gain and fees on sales of residential mortgages	298	85
Investment advisory fees	1,416	1,938
Increase in cash value of bank-owned life insurance	182	192
Proceeds from bank-owned life insurance	840	-
Securities gains (losses), net	1,453	5
Investment securities impairment losses	(1,415)	-
Other income	504	472
Total noninterest income	4,427	3,932

Noninterest expense
Salaries and employee benefits	3,664	3,731
Occupancy	940	900
Data processing	546	587
FDIC insurance expense	453	32
Other expense	1,900	1,515
Total noninterest expense	7,503	6,765

Income before income taxes	3,361	1,443
Income taxes	420	69
Net income	$2,941	$1,374
Preferred stock dividends and discount	(567)	-
Net income available to common stockholders	$2,374	$1,374

PERFORMANCE HIGHLIGHTS
Return on average equity	7.84%	4.54%
Return on average assets	0.75%	0.42%
Net interest margin	2.87%	3.38%
Efficiency ratio	50.19%	47.45%